M&A WEST, INC.
                              583 San Mateo Avenue
                           San Bruno, California 94066
                                  ____________

                    Notice of Annual Meeting of Stockholders

                         To Be Held on November 9, 2000

     Notice is hereby given that the Annual Meeting of Stockholders of M&A West, Inc. will be held on Thursday, November 9, 2000 at 9:30 a.m. at the Crowne Plaza located at 1221 Chess Drive, Foster City, California 94404, for the following purposes:


     1. Election of five Directors. The re-election of Scott L. Kelly, Sal Censoprano, Scott Chase, John Flanders and Milledge Hart as directors until the next annual meeting of shareholders or until their successors are duly elected and qualified.

     2. The election of Hood & Strong, LLP as the company's independent auditors for fiscal year 2001. Hood & Strong, LLP served in this capacity for fiscal year 2000.

     3.   Ratification of adoption of M&A West, Inc. 2000 Stock Plan.

     4. Other business. To transact such other business as may properly come before the meeting or any adjournment thereof.

          Shareholders of record at the close of business on September 27, 2000 are entitled to notice of the meeting.

          All stockholders are cordially invited to attend the meeting in person.


                            By Order of the Board of Directors


                              /s/ Scott L. Kelly
                            Scott L. Kelly, Chairman and Chief Executive Officer


October 17, 2000

                              Election of Directors

     Pursuant to the Company's Articles of Incorporation and its By-Laws, the members of the Board of Directors serve for one-year terms. The Board has nominated the directors listed below.

     The following biographical information is furnished with respect to each of the directors. The information includes the individual's present position with the Company, period served as a director, and other business experience during the past five years.

Nominated Directors

     Scott L. Kelly has served as CEO, President and a Director of the Company since April 1997. From December 1996 through April 1997, Mr. Kelly served as Branch Manager of Waldron & Company. From December 1990 through December 1996, Mr. Kelly served as Branch Manager/Stock Broker of Interfirst Capital. From October 1986 through December 1990, Mr. Kelly served as a financial planner for American Express. Mr. Kelly received a Bachelor's Degree in Business
Administration from Adelphi University, Garden City, New York, in 1986, a Master's Degree in Business Administration from San Francisco State University, in 1992, and a Certified Financial Planner Degree from the College of Financial Planning, Denver, Colorado, in 1990. He is the Director of the Boys and Girls Club Foundation and appears in "Who's Who" in the California Directory. Mr. Kelly has served as a manager of several brokerage firms and has trained over 50 stock brokers and conducted more than 300 seminars on various financial subjects in the United States, Russia, India, South America and Europe.

     Sal Censoprano has served as Secretary, Chief Financial Officer and as a director of the Company since May 1999. Prior to that time he was self-employed for approximately 15 years as a certified public accountant, providing tax and accounting services to the public. Mr. Censoprano received a bachelor's degree in accounting from Queens College, New York, in 1977, and a masters degree in accounting and taxation from Adelphi University, Garden City, New York, in 1981.

     Scott Chase has served as one of the Company's directors since December 1999. Mr. Chase is the Director of OEM Sales for Identix, Inc., a position he has held since April 1999. From November 1996 through April 1999, he was the Sales Director for Identicator Technology, Inc. and for March 1994 to November 1996 he was the Sales Director for Logistics, Inc. Mr. Chase received a B.A. degree from San Jose State in advertising.

     John Flanders has served as one of the Company's directors since December 1999. Since September 2000, Mr. Flanders has served as the chief executive officer of Digital Bridge, of which the Company owns 17%. Mr. Flanders is the President of CyberJunction.com, Inc. a position he has held since July 1997. Prior to joining CyberJunction.com, Inc., Mr. Flanders has served as Vice President Sales and Marketing for eMerging Media, Inc. and Senior Manager, Strategic Market Development for Orbit Network, Inc. Mr. Flanders holds a BS Degree from Northeastern University in Business Administration.

     Milledge Hart has served as one of the Company's directors since March 2000. Mr. Hart is the Chairman and Chief Executive Officer of Granada Entertainment Enterprise, Inc., a position he has held since March, 1996. From June 1991 through February 1996, he was the President of Axon, Inc. Mr. Hart holds a B.A. degree from Duke University in economics and public policy.

     The directors of the Company hold office until the next annual meeting of stockholders of the Company and until their successors in office are elected and qualified. The Company has not established and does not maintain any audit, executive or nominating committees. All officers serve at the discretion of the board of directors.

Compliance with Section 16(a) of Exchange Act

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is disclosing in this Information Statement any failure to file by these dates during the fiscal year ended May 31, 2000. Scott Kelly, the Company's President and Chief Financial Officer filed one Form 4 late during the fiscal year ended May 31, 2000. In making these disclosures, the Company has relied on written statements of its directors, executive officers and shareholders and copies of the reports that were filed with the Commission.

Committees and Attendance of the Board of Directors

     The Board of Directors has a standing Audit Committee and a standing Compensation Committee.

     The functions of the Company's Audit Committee are to review the Company's financial statements with the Company's independent auditors; determine the effectiveness of the audit effort through regular periodic meetings with the Company's independent auditors; to determine through discussion with the Company's independent auditors that no unreasonable restrictions were placed on the scope or implementation of their examinations; to inquire into the effectiveness of the Company's financial and accounting functions and internal controls through discussions with the Company's independent auditors and officers of the Company; to recommend to the full Board of Directors the engagement or discharge of the Company's independent auditors; and to review with independent auditors the plans and results of the auditing engagement. The members of the Audit Committee are Messrs. Flanders and Hart.

     The functions of the Company's Compensation Committee include reviewing the existing compensation arrangements with officers and employees, periodically reviewing the overall compensation program of the Company and recommending to the Board modifications of such program which, in the view of development of the Company and its business, the Committee believes are appropriate, recommending to the full Board of Directors the compensation arrangements for senior management and directors, and recommending to the full Board of Directors the adoption of compensation plans in which officers and directors are eligible to participate and granting options or other benefits under such plans. The members of the Compensation Committee are Mr. Chase and Mr. Hart.

     The Board of Directors does not have a standing nominating committee or a committee performing similar functions.

     During the year ended May 31, 2000, the Board of Directors held one formal meeting, including telephonic meetings, and acted through unanimous written consent on other occasions. Because the Audit Committee and the Compensation Committee were formed near the end of the fiscal year, neither Committee met during the year ended May 31, 2000. Each director attended the formal meeting.

Compensation of Directors

     Each director of the Company is paid an initial fee of 10,000 shares of the Company's Common Stock for joining the Company's Board, and will receive options for the purchase of 10,000 shares of the Company's Common Stock at the end of each year served. The option price is the fair market value of the stock on the date of grant. The Company also reimburses each director for all expenses of attending such meetings.

Executive Compensation

     The following table sets forth information with respect to the named executive officers of M&A West for the fiscal years ended May 31, 2000 and May 31, 1999:

                                              Annual                 Long Term                 Other
                                           Compensation             Compensation            Compensation
                                          ---------------         -----------------        ---------------
                                                              Restricted     Securities
                                Fiscal                          Stock        Underlying
Name and Principal Positions     Year     Salary     Bonus      Award      Options/Warrants      Other
----------------------------    ------    ------     -----    ----------   ----------------     -------


Scott L. Kelly                   2000    $120,000      -           -               -               -
     President, CEO, and
     Chairman                    1999        -         -           -               -               -


Sal Censoprano                   2000    $100,000      -           -               -               -
     CFO and Secretary
                                 1999        -         -           -               -               -


*    Although  the  officers   receive  certain   perquisites  such  as  Company
     insurance, the value of such perquisites and other personal benefits did not exceed the lesser of $5,000 or 10% of the officer's salary and bonus.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of August 15, 2000 the number of shares of common stock owned of record and beneficially by executive officers, directors, persons who hold 5% or more of the outstanding common stock of the Company, and by all officers and directors as a group:

Name                                 Number of shares          Percent of
and Address                         Owned Beneficially        Class Owned
-------------                      ---------------------     --------------
Scott Kelly (2)(3)                          6,080,200           53.8%

Kelly Family Trust                          5,080,200            45.0%

Sal Censoprano (4)                          1,510,000            11.8%

Administrative Systems (5)
 Corporation                                1,647,500            14.6%

Scott Chase (6)                                10,000               *

John Flanders (7)                              10,000               *

Milledge Hart (8)                              10,000               *

The Newman Company (5)                        986,220             8.7%

Zacco Equities, Ltd. (9)                      908,015             8.0%

All Officers and directors
as a group (5 in number)                    7,620,200            55.3%

*Less than 1%

(1) The persons named in the above table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to the table.

(2)  Address is 583 San Mateo Avenue, San Bruno, California 94066.

(3) Includes 5,080,200 shares held by the Kelly Family Trust, of which Mr. Kelly serves as trustee and options to purchase 1,000,000 shares at $4.33 per share which are fully vested.

(4) Address is 1081 Grebe Street, Foster City, California 94404. Includes options to purchase 1,500,000 shares as $3.94 per share which are fully vested.

(5)  Address is 1325 Airmobile Way, Suite 175, Reno, Nevada 89502.

(6)  Address is 510 N. Pastoria Avenue, Sunnyvale, California 94086.

(7)  Address is 21436 N. 20th Ave. #4, Phoenix, Arizona 85308.

(8)  Address is 147 Patricia Drive, Atherton, California 94027.

(9)  Address is P.O. Box 116, Road Town Tortola, British Virgin Islands.


Certain Relationships and Transactions

     All transactions between the Company, its officers, directors and principal shareholders or affiliates, whether presently existing are, or in the future will be, in the belief of management, on terms no less favorable to the Company than may be obtained from unaffiliated third parties.

     Other than the elections to office, no director, nominee for director, executive officer or associate of any of the foregoing persons has any substantial interest, directly or indirectly, by security holdings or otherwise, in any manner to be acted upon at the Annual Meeting.

      ELECTION OF HOOD & STRONG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS

     The Board of Directors and majority stockholders have approved the engagement of Hood & Strong, LLP as independent auditors for the Company for fiscal year 2001. Hood & Strong, LLP served in this capacity for fiscal year 2000.

RATIFICATION OF ADOPTION OF M&A WEST, INC. 2000 STOCK PLAN

     The Board of Directors and majority stockholders have approved the adoption of the M&A West, Inc. 2000 Stock Plan ("Plan"). In August 2000, we adopted the Plan to provide stock-based incentive compensation to directors, officers, consultants and employees to further align their interests with the interests of our stockholders. The aggregate number of shares of stock which may be awarded under the Plan or purchased by the exercise of options is three million five hundred thousand (3,500,000) shares. The exercise price of options granted under the Plan has not been and will not be less than the fair market value of the shares of our Common Stock on the date of grant. Through October 16, 2000, we had issued options to purchase 2,670,000 shares of our Common Stock to our employees, directors and officers. There are an additional 830,000 shares of Common Stock available for issuance under the Plan. The Plan allows for the discretionary grant of restricted stock, non-qualified stock options, incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and other stock-based awards. The Plan is administered by the compensation committee of our board of directors. The compensation committee makes the determinations with respect to the discretionary awards under the Plan, including which eligible individuals are to receive awards under the Plan and specific terms, vesting conditions, if any, and number of shares of stock to which each award relates. The compensation committee may grant awards with different terms and conditions. The compensation committee can also accelerate the vesting of outstanding awards at any time. At the time options are granted, the compensation committee will set the price at which options can be exercised to purchase shares of Common Stock. Option holders do not and will not have any rights as stockholders until and to the extent they have exercised their options. The exercise price for options may either be paid in cash or check or, at the discretion of the compensation committee, by tendering shares or options then exercisable having a value equal to the exercise price. The number of shares of Common Stock covered by awards will be adjusted in the event of any stock split, merger, recapitalization or similar corporate event. The board of directors may terminate or amend the stock plan at any time, except that the board may not, without the approval of our stockholders, increase the maximum number of shares for which options may be granted under the stock plan or expand the class of individuals eligible to participate in the plan.

                                  OTHER MATTERS

     The Board of Directors does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others.

                           BY ORDER OF THE BOARD OF DIRECTORS



                              /s/ Scott L. Kelly
                           Scott L. Kelly, Chairman and Chief Executive Officer
October 17, 2000